Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Oﬀering Circular constituting a part of this Oﬀering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated October 14, 2020 relating to the balance sheet of Oracle Health, Inc. as of December 31, 2019, and the related statements of income, changes in members’ equity, and cash ﬂows for the year then ended, and the related notes to the ﬁnancial statements.

/s/ Jason M. Tyra, CPA, PLLC

Jason M. Tyra, CPA, PLLC Dallas, TX

December 29, 2020

1700 Paciﬁc Avenue, Suite 4710

Dallas, TX 75201 (P) 972-201-9008 (F) 972-201-9008

info@tyracpa.com

www.tyracpa.com